May 8, 2009
Agency Agreement

Megola Inc., a corporation pursuant to the laws of the State of Nevada, having the principle place of business at Suite 111, 704 Mara Street, Point Edward, Ontario N7V LX4 Canada (herein called MEGOLA)

and
New Fire Solutions, LLC a corporation of the State of New Jersey, having its principle place of business at 5 Laurel Drive, Suite 4, Flanders, New Jersey 07836 U.S.A. (herein called NFS)

A.	Background of Agreement

MEGOLA and NFS entered into a Memorandum of Understanding on April 6, 2009 whereby the following points and terms were agreed to and which are now binding on both parties;

1.
MEGOLA has the exclusive rights to manufacture the Hartindo line of Fire Extinguishing Suppressants and Fire Inhibitors in North America (Appendix A(ii)). MEGOLA also has the exclusive rights to distribute the Hartindo line of products (“Products”) in Canada and co-exclusive distribution rights in the USA. MEGOLA has the desire to commercialize and market the Products in order to advance their business plan and have recognized the size of the potential market and the manpower, skills and resources that will be required to develop and capitalize on this potential.  MEGOLA is looking for solutions and assistance in this area.

2.
NFS has the experience, contacts and resources to provide this solution and is ready, able, and willing to provide them to MEGOLA under a marketing and commercialization cooperation agreement between the parties.

3.
MEGOLA represents that the manufacturing and distribution rights have been properly and legally acquired and that all terms necessary to maintain them in good standing have been met and will continue to be met in the future.

4.	It is recognized that Megola has granted certain sales and/or distribution rights to third parties as set out in Schedule A of this Agreement.

5.
NFS will become an Agent for the commercialization of the Hartindo Anti-Fire product line on behalf of MEGOLA (Appendix A(ii)). As Agent, NFS will be provided with the authority and responsibility to coordinate all supporting activities necessary to facilitate the sales and distribution of the Hartindo product line in North America subject the rights and provisions granted to the parties set out in Appendix A.

6.
This Agreement will remain in effect perpetually and shall be extended for all Hartindo products (Appendix A(ii)) upon achieving the sales milestone for AF21 set out under “Appendix B” (omitted) and achieving 15% annual sales growth for 5 years thereafter.

7.
It is understood that Megola will not grant any additional distribution rights to any third party for sales of Hartindo products except as noted in Appendix A hereto, unless agreed upon in writing by both parties to this Agreement.

8.
NFS will become an Agent for the commercialization of Hartindo anti-fire products (Appendix A(ii)) on behalf of MEGOLA and will manage the commercialization process inclusive of representative management, compensation, training, etc. including:

(a)	Develop and provide marketing materials and strategies on an industry by industry basis

(b)	Provide dedicated customer service representatives

(c)	Provide engineering support for product development and testing

(d)	Utilize a structured program management process from product inception through production release

B. Financial terms

1.	NFS will purchase AF21 product from Megola under a profit sharing arrangement as defined in Appendix B (omitted).

2.	NFS will invoice customers for the Hartindo products and will pay the profit-sharing payment less any outstanding testing costs due to Megola within 15 days of receipt of payment.

3.	NFS will provide Megola with regular updates on prospecting, sales, marketing and testing activities at the request of the management of Megola.

4.
Testing and Certification Costs will be paid for by NFS. Megola will provide NFS with a credit representative of 50% of Testing and Certification costs required for each customer at the time of the initial order.

5.
All technical knowledge, testing results and certifications initiated by NFS will become the joint property of NFS and Megola for the advancement of the commercialization of the Hartindo line of products. Transfer or disclosure of any of the knowledge or certifications obtained to any third party requires the written consent of both Megola and NFS.

6.	Hartindo product samples for testing purposes will be provided to NFS or their prospective customers on a “sample” cost plus shipping basis.

7.	Marketing and Promotional Materials will be developed and paid for by NFS.

8.	Sales Commissions or finder’s fees will be the responsibility of NFS.

C. Other Terms

1.
No press releases regarding this agreement shall be issued by either NFS or MEGOLA without prior consultation and concurrence between both parties (as evidenced by the written acceptance of such releases or statements by the President of MEGOLA and the President of NFS), provided that no party shall be prevented from making any disclosure which is required to be made by law or any rule of a stock exchange or similar organization to which it is bound. It is further understood that the details of this Agreement will not be shared with any third party until after a press release describing its contents has been released.

2.
If MEGOLA is unable to provide NFS with the required volumes and/or quality  of Hartindo products or in the event that MEGOLA, for whatever reason, is not able to manufacture and/or deliver the Product to NFS and/or NFS’s customers in accordance with MEGOLA’S normal and customary manufacturing and delivery practices in the chemical industry, or if the Product fails to conform to its specifications due to a lapse or series of lapses in quality control, then and in that event NFS shall have the authority to approach PCL and/or Newstar Chemical to obtain the license and right to manufacture the Product in accordance with its specifications in order to meet NFS’s and/or NFS’s Customer Product orders and the milestones set out in Appendix B (omitted) shall be adjusted for the availability of Product. If NFS were to start a relationship with PCL and/or Newstar Chemicals, Megola shall be compensated under mutually acceptable terms.

3.	This agreement will be governed by the laws of the State of Nevada

4.
Megola and NFS agree to hold each other free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of a party; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to Products sold under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such Products.

5.
This Agreement imposes personal obligations on NFS and MEGOLA. NFS and MEGOLA shall not assign any of their respective rights under this Agreement, not specifically transferable by its’ terms, without the written consent of the other.

6.
Megola expressly prohibits any direct or indirect use, reference to, or other employment of its name or Hartindo, trademarks, or trade name, except as specified in this Agreement or as expressly authorized by Megola in writing.

7.
This Agreement, any documents incorporated by reference herein and any Appendices hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written, including the Memorandum of Understanding dated April 6, 2009 between MEGOLA and NFS.

8.
A provision of this Agreement may be altered only by a writing signed by both parties. No supplement, modification or waiver of this Agreement shall be binding upon the parties unless executed in writing by them.

Dated this 8th day of May, 2009

New Fire Solutions, LLC

Per:
Willard Brown Jr., President and CEO

Megola, Inc.

Per:
Joel Gardner, President and CEO

Appendix A

(i)
NFS acknowledges that MEGOLA has entered into Agreements and Discussions with various Customers and Sales, Marketing and Distribution groups prior to entering into this Agreement. The following list shall be exempt from this agreement:

o	WoodSmart Solutions Inc. and all Bluwood Licensees – Definitive Agreement

o	Janus Products Corp. – Definitive Agreement

o	Vulcan Technologies, LLC – Definitive Agreement

o	Innovative Synergies, LLC - MOU

o	Innovative Composites Inc. – Definitive Agreement

o	Lorvin Steel Ltd. and /or Subsidiaries – Verbal Agreement

o	CTT Group - MOU

o	Logistik Unicorp. and/or Subsidiaries - MOU

o	Hazmat 4U and Hazmat 1 – MOU

MSE Enviro-Technologies Corp. has a distribution agreement with Pacific Channel Limited for exclusive agency for Hartindo sales in USA but it excludes any sales distribution agreements that Megola, Inc. enters into with other companies as listed above. MSE has authorization to obtain and purchase product from Megola Inc. MSE and Megola have negotiated joint ventures with WoodSmart Solutions and Janus Corp. above.

(ii)	At present, MEGOLA can meet the manufacturing and supply requirements necessary to provide NFS with the following Hartindo Products for commercialization:

•	Hartindo AF21 in all its various forms (concentrate, wood and fabric solution, powder)

•	Titan 21 Blankets

•	AF31 40/0 Spray (Xmas Tree/ Kitchen/ Boat/ Car Spray)

Megola agrees to extend the validity of this agreement to the commercialization of additional Hartindo products (AF31, AF11E, Dectan or any other Hartindo products), subject to NFS meeting the milestones set out in Appendix B(omitted). Any terms and conditions related to the commercialization of future products will be determined at that time.